Exhibit 99.1

NOODLES & COMPANY NAMES JOSEPH D. CHRISTINA AS PRESIDENT AND CEO
Drew Madsen to Remain on Board of Directors
Reschedules Earnings Call For August 13th

Broomfield, Colo., August 5, 2025 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced the promotion of Joseph D. Christina, the Company’s current President and Chief Operating Officer, to the role of President and Chief Executive Officer and as a member of the Board of Directors, effective August 31, 2025. He will succeed Drew Madsen, who is stepping down as CEO for personal medical reasons but will facilitate the transition through August and continue to serve on the Company’s Board of Directors.

“On behalf of the entire Board, I want to thank Drew for his steady leadership and service,” said Jeff Jones, Chairman of the Board. “We’re pleased he will continue to provide guidance as a board director, given his vast industry experience and leadership as we have undertaken our brand revitalization work to date, and he has our full support.”

Jones continued, “We’re excited to elevate Joe Christina to President and CEO. Joe’s experience as a CEO at multiple restaurant concepts, combined with his leadership style and passion for operations excellence, will set Noodles up well for future success.”

“I’m honored to lead Noodles & Company at such a pivotal moment,” said Christina. “This is a standout brand with a unique, revitalized menu, strong culture, and tremendous runway for growth. I am grateful for the opportunity to have joined the Company under Drew’s leadership and look forward to leading a laser-focus on operational excellence as well as enhancing our menu offerings, to unlock long-term value for our guests, team members, franchisees and shareholders.”

Christina has an extensive background in QSR and fast-casual restaurant leadership, with expertise spanning operations, financial management, market development, marketing, human resources, and franchise leadership. He has a proven track record of driving revenue and EBITDA growth in competitive markets through focused strategic planning and disciplined execution. Christina began his career at Burger King, where he advanced over 29 years from restaurant manager to SVP of U.S. Franchise Operations for the West Division. He later served as EVP of U.S. Operations at Church’s Chicken before becoming its CEO, President, and Board Member. Most recently, he served as CEO of Tijuana Flats, where his leadership helped the company navigate significant industry challenges, modernize its offerings, and expand its footprint.

Earnings Conference Call and Release Rescheduled

The Company will host a conference call to discuss its second quarter 2025 financial results on Wednesday, August 13, 2025, at 4:30 p.m. ET. Drew Madsen, Chief Executive Officer, Joe Christina, President and Chief Operating Officer, and Mike Hynes, Chief Financial Officer, will host the call. A press release with second quarter 2025 financial results will be issued after the market close that same day.

The Company had previously announced its plans to host a conference call on Wednesday, August 6, 2025, at 4:30 p.m. ET and issue a press release with second quarter 2025 financial results after the market close that same day.

The conference call can be accessed live over the phone by dialing 201-389-0920. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13754231. The replay will be available until Wednesday, August 20, 2025.

The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

Investor Relations Contact: investorrelations@noodles.com

Media Contact: press@noodles.com